Exhibit 10.268

Pharmaceutical Product Development, Inc.

Corporate Aircraft Policy

Amended and Restated May 19, 2009

Policy Statement:

This policy is implemented as a guideline for the use of any corporate aircraft owned, leased or operated by Pharmaceutical Product Development, Inc. (the “Company”) to ensure the efficient operation of the aircraft and to avoid conflicts concerning its use by the Company’s directors, Executive Officers, other employees and any other third parties (such as customers of the Company) who fly on the aircraft. As used herein, “Executive Officers” shall mean Executive Chairman of the Board (“Executive Chairman”), Chief Executive Officer (“CEO”), Chief Operating Officer (“COO”), Executive Vice Presidents (“EVP”), Chief Financial Officer (“CFO”), Chief Legal Officer (“CLO”) and Senior Vice Presidents (or their equivalents).

General Guidelines:

1. The Company shall insure that the aircraft is used and operated in accordance with all applicable laws and regulations including but not limited to Federal Aviation Administration (“FAA”) and Internal Revenue Service (“IRS”) regulations.

2. The Company shall also verify that the manner in which the aircraft is used shall be in conformity with all rules, regulations and guidelines necessary to procure and maintain appropriate insurance as determined by the Company’s Board of Directors.

3. The final decision concerning whether or not to fly the aircraft at any given time will be made by the pilot charged with flying the aircraft at that time.

4. The CEO may from time to time designate one or more employees of the Company to assist in the administration of and compliance with this policy.

5. The CEO shall make periodic reports to the Company’s Board of Directors on the use of the aircraft.

Company Use:

1.	Priorities.

First:	Executive Chairman, CEO and Lead Independent Director
Second:	Other Executive Officers
Third:	Appropriate Designees of Executive Officers

In the event of any conflict over the use of the aircraft, the Executive Chairman shall determine use of the aircraft. In the Executive Chairman’s absence, the CEO shall determine the use of the aircraft.

2.	Multiple Board Members and Executives on Same Flight.

The Company prefers that no more than three members of the Board of Directors or three Executive Officers be on the same flight. Exceptions to this preference must be approved by the CEO.

3.	Personal Use.

No Executive Officer or other person may use the aircraft for personal use without the consent of the Executive Chairman or CEO. The Executive Chairman, CEO, Lead Independent Director and each Executive Officer of the Company who at the time would qualify as an executive officer under Item 402(a)(3) of Regulation S-K (promulgated pursuant to the Securities Act of 1933 and the Securities Exchange Act of 1934) shall be permitted maximum personal use of the aircraft in any calendar year as follows: (a) 30,000 miles flown for the Executive Chairman; (b) 35,000 miles flown for the CEO; (b) 15,000 miles flown for the Lead Independent Director; (c) 10,000 miles flown for the COO; and (d) 5,000 miles flown for each other qualifying Executive Officer. The value of any personal use of the aircraft shall be included in taxable income attributed to the user of Company aircraft using the SIFL rates in effect from time to time under applicable IRS regulations.

4.	Amendment.

This policy may be amended from time to time by the Board of Directors.

2